UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 August 19, 1997
                Date of Report (Date of earliest event reported)


                            COVOL TECHNOLOGIES, INC.
             (Exact Name of Registrant as specified in its charter)


   Delaware                         0-27803                    87-0547337
(State or other juris-          (Commission File            (IRS Employer
diction of incorporation)            Number)                 Identification No.)



                  3280 North Frontage Road
                    Lehi, Utah,                     84043
                  (Address of principal           (Zip Code)
                   executive offices)


                                 (801) 768-4481
              (Registrant's telephone number, including area code)

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Item 5. Other Events

         Private Placement of Preferred Stock and Warrants

         On August 19, 1997, and in reliance on Section 4(2) and Regulation D ("Regulation D") of the Securities Act of 1933, as amended, Covol Technologies, Inc. (the "Company") privately sold 3,000 Units to an "accredited investor," as that term is defined under Rule 501 of Regulation D, for an aggregate purchase price of $3,000,000. Each Unit consisted of (i) one share of the Company's
Series A 6% Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock"), and (ii) a warrant to acquire 28.571 shares of Company common stock, par value $.001 per share (the "Common Stock") at a price of $8.00 per share. The purchase price for each Unit was $1,000. The Warrant is exercisable at any time on or before August 31, 1999.

         The Preferred Stock sold as part of a Unit was issued pursuant to the terms of a Certificate of Designation filed with the Delaware Secretary of State and included in this Current Report on Form 8-K as Exhibit 3.1.2. (the
"Certificate of Designation"). Under the Certificate of Designation, the Preferred Stock (i) accrues dividends on a daily basis at a rate of 6% per annum on the liquidation value ($1,000) of each share from the date of issuance until paid or converted (with no compounding of dividends being authorized) payable semi-annually in the discretion of the Company, (ii) is redeemable by the Company at any time after 30 days' written notice, (iii) has no voting rights unless specifically authorized by the Delaware General Corporate Law, (iv) is convertible at any time by the holder into Common Stock at a conversion price of $7.00 per share, and (v) is convertible by the Company at any time after August 31, 1999 after 30 days' written notice. Further, the Certificate of Designation provides for certain anti-dilution protection to the holder of the Preferred Stock if (i) certain dividends are distributed on the Common Stock, (ii) a subdivision, combination or reclassification of the outstanding Common Stock occurs or (iii) a reorganization event (such as a consolidation, merger, sale of substantially all assets or a statutory exchange) occurs. Similar anti-dilution protection was also granted to the shares of Common Stock issuable under the Warrant.

         The Units were privately placed pursuant to the terms of a Preferred Stock Purchase Agreement, dated August 19, 1997 (the "Purchase Agreement"), between the Company and the accredited investor. Under the Purchase Agreement, the Company agreed (i) to use its best efforts to create a vacancy on the Company's Board of Directors for a term to expire on the date of the next annual meeting of the stockholders of the Company, (ii) to submit to the Board of Directors, for their consideration, the appointment of a representative of the accredited investor to fill the vacancy referred to in clause (i) above, (iii) to demand registration rights for any person owning at least 50% of the Common Stock issued or issuable upon conversion of the Preferred Stock and exercise of the Warrant (such shares are referred to herein as "Converted Shares") at any time prior to August 31, 1998 subject to the rights of any other holder of Common Stock previously granted demand registration rights, and (iv) to piggyback registration rights for the Converted Shares.

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
         Appointment of New Director to Fill Existing Vacancy

         Effective August 19, 1997, the Board of Directors of the Company appointed James A. Herickhoff as a new director to fill the vacancy resulting from the resignation of Joe K. Johnson. This appointment is unrelated to the discussion contained above regarding the private placement of Units. Set forth below is a biographical summary of Mr. Herickhoff.

         Mr. Herickhoff is and has been a corporate consultant since 1994, and from 1987 to 1994 was the former President of Atlantic Richfield Company's Thunder Basin Coal Company. Mr. Herickhoff has over 25 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19 million to approximately 40 million tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of the ARCO's underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received his Bachelor degree in 1964 from St. John's University, a Master of Science degree in 1966 from St. Cloud State University, and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

         (a)      Financial Statements of Business Acquired.

                  Not applicable.

         (b)      Pro Forma Financial Information.

                  Not applicable.

         (c)      Exhibits.

                  Listed below are the exhibits  furnished  in  accordance  with
Item 601 of Regulation S-K.

                  3.1.2. Certificate of Designation, Number, Voting Powers, Preferences and Rights of the Company's Series A 6% Convertible Preferred Stock

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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       COVOL TECHNOLOGIES, INC.
                                             (Registrant)


                                       /s/ Stanley M. Kimball
Date:  August 19, 1997                 --------------------------------
                                       By:  Stanley M. Kimball
                                       Title: Chief Financial Officer



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